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                                                                 Exhibit 10.13.6

                     SEVENTH MODIFICATION OF LEASE AGREEMENT


                  This Seventh Modification of Lease Agreement ("Agreement"), made this 16th day of December, 2005, by and between METROPLEX ASSOCIATES, a New Jersey partnership, having an address c/o of Atlantic Realty Development Corporation, 90 Woodbridge Center Drive, Woodbridge, New Jersey 07095 (the "Landlord"), and HANOVER CAPITAL PARTNERS, LTD. (formerly, Hanover Capital Mortgage Corporation), a New York corporation, having an address at Metroplex Corporate Center II, 200 Metroplex Drive, Edison, New Jersey 08817 (the "Tenant").

                                   WITNESSETH:

                  WHEREAS, by lease dated March 9, 1994 (the "Original Lease"), Landlord leased to Tenant and Tenant hired from Landlord certain premises (the "Original Space") having a gross rentable area of approximately 5,834 square feet constituting a portion of the third floor of the building known as Metroplex Corporate Center I, 100 Metroplex Drive, Edison, New Jersey 08817; and

                  WHEREAS, by document entitled "First Modification and Extension of Lease Agreement", dated February 28, 1997 (the "First Modification"), the term of the Lease was extended until 6:00 p.m. on June 30, 2002; and

                  WHEREAS, by document entitled "Second Modification and Extension of Lease Agreement", dated April 22, 2002 (the "Second Modification"), the term of the Lease was extended until 6:00 p.m. on April 30, 2005; and

                  WHEREAS, by document entitled "Third Modification of Lease Agreement", dated May 8, 2002 (the "Third Modification"), Landlord leased to Tenant certain additional space having a gross rentable area of approximately 777 square feet located on the third floor of the Building (the "Second Space"); and

                  WHEREAS, by document entitled "Fourth Modification of Lease Agreement", dated November, 2002 (the "Fourth Modification"), Tenant surrendered to Landlord the Second Space and Landlord leased to Tenant certain additional space having a gross rentable area of approximately 3,890 square feet located on the second floor of the Building (the "Third Space"); and

                  WHEREAS, by a letter agreement (the "Letter Agreement"), dated July 31, 2003 (the "Letter Agreement"), Landlord leased to Tenant certain additional space having a gross rentable area of approximately 777 square feet located on the third floor of the Building (the "Fourth Space"); and

                  WHEREAS, by document entitled "Fifth Modification of Lease Agreement", dated October 9, 2003 (the "Fifth Modification"), Tenant surrendered to Landlord the Original Space, the Third Space and the Fourth Space and Landlord leased to Tenant certain additional space having a gross rentable area of approximately 12,267 square feet located on the first floor of the Building (the "Fifth Space"); and

                  WHEREAS, by document entitled "Sixth Modification of Lease Agreement", dated August 3, 2005 (the "Sixth Modification"), Tenant surrendered to Landlord the Fifth Space and Landlord leased to Tenant certain space having a gross rentable area of approximately 15,865 square feet located on the first floor of the building (the "Building") located at 200 Metroplex Drive, Edison, New Jersey (the "Premises"); and

                  WHEREAS, the Original Lease, the First Modification, the Second Modification, the Third Modification, the Fourth Modification, the Letter Agreement, the Fifth Modification and the Sixth Modification are herein collectively referred to as the "Lease"; and

                  WHEREAS, Landlord and Tenant desire to further modify the Lease as hereinafter provided;


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          NOW, THEREFORE, for and in consideration of the above premises, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

          1. Premises. Upon the "Added Space Possession Date" (as said term is hereinafter defined), the definition and description of the Premises in the Lease shall be modified and amended to include certain additional space having a gross rentable area of approximately 5,428 square feet on the first floor of the Building (the "Added Space") which Added Space is more particularly described on Exhibit A attached hereto and made a part hereof. Upon the Added Space Possession Date, the Added Space shall be considered a part of the Premises and all references in the Lease to the Premises shall, upon the Added Space Possession Date, refer to the Premises described in the Sixth Modification, together with the Added Space described herein. The Premises (including the Added Space) shall, upon the Added Space Possession Date, have a gross rentable area of approximately 21,293 square feet.

          2. Term. (a) The term for the Added Space shall commence on the date (the "Added Space Possession Date") Landlord delivers possession of the Added Space to Tenant with the Added Space Work (as hereinafter defined), exclusive of "punchlist" items, substantially completed. The Added Space Work shall be deemed substantially completed at such time as the only items of Added Space Work to be completed are those which will not substantially interfere with Tenant's use and occupancy of the Added Space. Notwithstanding the foregoing, should Landlord be delayed in delivering possession of the Added Space to Tenant, or in substantially completing the Added Space Work, by reason of Tenant's delay, lack of cooperation, request for changes in the Added Space Work, or the performance of work by anyone employed or engaged by Tenant, or by reason of any other act or omission of Tenant, the Added Space Possession Date shall be the date which is the earlier of (i) the date when Landlord delivers possession of the Added Space to Tenant with the Added Space Work, exclusive of so-called "punchlist" items, substantially completed as hereinabove provided, or (ii) the date when Landlord would have delivered possession of the Added Space to Tenant with the Added Space Work, exclusive of so-called "punchlist" items, substantially completed but for the occurrence of any Tenant delay referred to above. Notwithstanding anything to the contrary contained herein, subject to Force Majeure and/or delays caused by Tenant, in the event that the Added Space Possession Date has not occurred on or before March 31, 2006, Tenant shall have the right to terminate this Lease upon written notice to Landlord at any time subsequent to March 31, 2006 and prior to the occurrence of the Added Space Possession Date, in which event this Lease shall terminate and neither party shall have any further rights or obligations hereunder, except for any such rights or obligations accruing prior to the date of termination.

          (b) The expiration date of the Lease shall remain October 31, 2010. After the expiration date, Tenant shall continue to have one (1) option to renew and extend the term of the Lease for the Additional Extension Term as set forth in Section 2(c) of the Sixth Modification. Fixed Rent during the Additional Extension Term shall be as provided in Section 3(c) of the Sixth Modification. Tenant shall have no further right or option to renew the term of the Lease after the expiration of the Additional Extension Term.

          3. Fixed Rent. (a) Commencing as of the Added Space Possession Date, the gross rentable area of the Added Space shall be included in calculating the Fixed Rent payable by Tenant under the Lease. Accordingly, commencing as of the Added Space Possession Date and continuing through October 31, 2007, Tenant shall pay to Landlord annual Fixed Rent in an amount equal to the product of the gross rentable area of the Premises (including the Added Space) multiplied by $17.55 per square foot (i.e., 21,293 square feet x $17.55 = $373,692.15 per annum/$31,141.00 per month. Commencing as of November 1, 2007 and continuing through October 31, 2010, Tenant shall pay to Landlord annual Fixed Rent in an amount equal to the product of the gross rentable area of the Premises (including the Added Space) multiplied by $18.05 per square foot (i.e., 21,293 square feet x $18.05 = $384,338.65 per annum/$32,028.22 per month.

          (b) Fixed Rent shall be payable in equal monthly installments as aforesaid, in advance on the first day of each and every calendar month of the term of the Lease in lawful money of the United States of America in the office of Landlord or at such other place as may hereafter be


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designated by Landlord. Fixed Rent shall be paid to Landlord without notice or demand and without deduction, setoff or other charge therefrom or against the same.

          4. Proportionate Share. The Lease is amended to provide that effective as of the Added Space Possession Date, Tenant's Proportionate Share, as defined in Article 3 of the Original Lease, shall be increased from 12.61% to 16.92%.

          5. Insurance. Article 4 of the Original Lease is supplemented to provide that Tenant shall, at its cost and expense, add to all existing policies of insurance, or procure all policies of insurance for the purpose of insuring the Added Space in accordance with the terms set forth in Article 4 of the Original Lease. Such policies, or certificates thereof, together with reasonable evidence of premium payment, shall be delivered to Landlord upon execution hereof.

          6. Additional Rent. The "Base Year" (as defined in Article 18 of the Lease), for the Added Space shall be the calendar year 2006. The Base Year for the balance of the Premises shall remain the calendar year 2005 as set forth in
Section 6 of the Sixth Modification.

          7. Electric Charges. Commencing as of the Added Space Possession Date, the gross rentable area of the Added Space shall be included in calculating Tenant's electric usage at the Premises. If electric energy consumed in the Premises is not separately metered, either by the utility company or by Landlord, Tenant shall pay Landlord for such electric energy the sum of $26,616.25 per annum (i.e., $1.25 per square foot of gross rentable area of the Premises) in equal monthly installments of $2,218.02 each on the first day of each month during the term of the Lease. Such sum of $26,616.25 shall be subject to increase in accordance with increases in electric charges payable by Landlord. In addition, either Landlord or Tenant may, at any time, at its sole cost and expense, engage an electrical consultant, approved by the non-procuring party, to make a survey of the electric energy demand in the Premises and to determine the average monthly electric consumption in the Premises. The findings of said consultant as to the average monthly electric consumption of Tenant shall be deemed conclusive and binding upon the parties. From and after said consultant has submitted its report, Tenant shall pay to Landlord, as additional rent, on the first day of each month during the balance of the term of the Lease (or until another such survey is performed or a separate electric meter is installed for the Premises), in advance, the amount set forth in the survey as the monthly electric consumption.

          8. Brokerage Commission. Tenant warrants and represents that it has not dealt or negotiated with any real estate broker or salesman in connection with this Agreement other than Newmark Real Estate of New Jersey, L.L.C. (the "Broker") or representatives thereof. Tenant shall and hereby does indemnify and hold Landlord harmless from and against any real estate commissions, fees, charges or the like, or claims therefor, including any and all costs incurred in connection therewith, arising out of the within transaction payable to any party other than the Broker except to the extent any such claim or commission is based solely upon Landlord's acts. Landlord shall pay any commission due to the Broker pursuant to a separate agreement, less any prepaid commission for the unexpired term of the Surrendered Space.

          9. Condition of Added Space/Added Space Work. (a) Landlord shall, at its sole cost and expense, promptly following execution of this Agreement, prepare the Added Space for Tenant's occupancy in accordance with Plan #_______________________created by dbi (the "dbi Plan") attached hereto as Exhibit B (the "Added Space Work"). Landlord shall pay all costs and expenses of dbi for space planning and shall obtain, at Landlord's cost, any building permits necessary for the Added Space Work. Tenant shall have the right to submit a written "punch list" to Landlord, setting forth any defective item of construction, and Landlord shall promptly cause such items to be corrected. The Added Space Work shall not include the installation of Tenant's furniture, including Tenant's furniture systems, fixtures, equipment and telephone and data cabling, all of which shall be installed by Tenant at Tenant's sole cost and expense. Except for the Added Space Work, it is expressly understood and agreed to by and between the parties hereto that the Added Space is being leased by Landlord to Tenant, and shall be delivered to Tenant in its present condition "as is", and Landlord shall not be obligated to perform any additional work of any type or nature whatsoever in connection with this Agreement except as is expressly required under the Lease.


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          (b) Tenant shall have no obligation to remove or restore the Added
Space Work except that Tenant, at its sole cost and expense, shall, upon the expiration or sooner termination of this Lease, remove all voice, data and computer wires and cabling from the Premises and the Building and shall repair any damage caused by such removal.

          10. Security Deposit. Pursuant to Section 10 of the Sixth Modification, Tenant has deposited with Landlord the sum of $23,202.56 as and for a security deposit. Upon Tenant's execution of this Agreement, Tenant shall pay to Landlord the sum of $7,938.44 as additional security. Upon such payment, Tenant's total security deposit shall be in the amount of $31,141.00 which shall be held by Landlord in accordance with Article 39 of the Lease.

          11. No Default. Tenant represents, warrants and covenants that Landlord is not currently in default under any of its obligations under the Lease and Tenant is not in default under any of its obligations under the Lease and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by either Landlord or Tenant under the Lease.

          12. Defined Terms. The terms used in this Agreement and not defined herein shall have the respective meanings indicated in the Lease, unless the context requires otherwise.

          13. No Other Changes. The intent of this Agreement is only to modify and amend those provisions of the Lease as herein specified. Except as herein specifically modified, changed and amended, all of the terms and conditions of the Lease shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Seventh Modification of Lease Agreement as of the day and year first above written.

WITNESS:                                METROPLEX ASSOCIATES
                                        (Landlord)


                                        By: /s/ David Halpern
-------------------------------------       ------------------------------------
                                            David Halpern, Partner


ATTEST:                                 HANOVER CAPITAL PARTNER, LTD.
                                        (Tenant)


/s/ Irma N Tavares                      By: /s/ Joyce Mizerak
-------------------------------------       ------------------------------------
Irma N Tavares                              Joyce Mizerak, President


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                                    EXHIBIT A

                                   ADDED SPACE

                                  (Floor Plan)


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                                    EXHIBIT B

                                  THE DBI PLAN

                                  (Floor Plan)


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